Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 20.1% INCREASE IN 2018 FIRST QUARTER SALES

Raises 2018 Guidance

New York, New York, April 25, 2018: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported that for the three months ended March 31, 2018, net sales increased 20.1% to $171.8 million from $143.1 million in the first quarter of 2017. At comparable foreign currency exchange rates, consolidated first quarter net sales increased 13.1% as compared to the prior year period. Inter Parfums plans to issue results for the 2018 first quarter on or about May 7, 2018. Of note, the dollar/euro ratio for the current first quarter is 1.23, up more than 15% from 1.065 in the first quarter of 2017.

Net Sales:

	Three months ended March 31,
(in millions)	2018	2017	% Change

European based product sales......	$149.5	$119.7	24.9%
United States based product sales...	22.3	23.4	(4.6%)
	$171.8	$143.1	20.1%

Discussing highlights of European based operations Jean Madar, Chairman & CEO of Inter Parfums stated, “Montblanc fragrance sales rose nearly 33% with continuing growth supported by the Legend line's enduring strength and the rollout of Legend Night launched in the 2017 second half. While in last year’s first quarter, Jimmy Choo fragrance sales rose 57% due in great part to the launches of the Jimmy Choo L’Eau and Jimmy Choo Man Ice lines, 2018 first quarter brand sales declined 28%; however, improvement in brand sales is anticipated as the year unfolds with the introduction of Jimmy Choo Man Blue and Jimmy Choo Fever. Coach fragrances have displayed remarkable growth with brand sales up 242% from last year’s first quarter. Increased Coach sales were driven both by the continuing success of the men's signature fragrance line launched at the end of 2017, and the recent debut of the women's line, Coach Floral. While there were actual sales gains for most of other brands, including Karl Lagerfeld, Boucheron and Van Cleef & Arpels, the strength of the euro magnified the sales performances of Lanvin and Rochas, whose sales were down slightly in local currency, but in dollars, were up 10% and 14%, respectively.”

Discussing U.S. based operations, Mr. Madar noted, “While Anna Sui and Oscar de la Renta, two of the larger brands in the group, showed good comparable quarterly net sales increases coinciding with new product introductions, we expect far better quarterly sales comparisons as the year progresses as we unveil new products for many of our other brands and commence sales of GUESS brand fragrances in the second quarter.”

RAISES 2018 GUIDANCE

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, Mr. Greenberg noted, “Factoring in our strong first quarter sales performance and our initial estimates of GUESS fragrance sales, we are increasing our 2018 guidance. We are now looking for net sales to approximate $665 million and for net income per diluted share attributable to Inter Parfums, Inc. to come in at $1.59, representing an increase of 7.3% and 10.4%, from our prior sales and earnings guidance, respectively. Guidance assumes the dollar remains at current levels.”

Inter Parfums, Inc. Page 2

April 25, 2018

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2017 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com